Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Mr. Crocker Coulson, President
CFO	CCG Investor Relations
China Biologic Products, Inc.	Tel: +1-646-213-1915 (NY office) or
Tel: +86-538-6202206	Mr. Gary Chin, Tel: +1-646-213-1909
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
www.chinabiologic.com	www.ccgirasia.com

For Immediate Release

China Biologic Products Completes Acquisition of 90% Controlling Interest in Chongqing Dalin Biologic Technologies Co., Ltd.

  Acquisition transforms China Biologic into Largest Non-state-owned Producer of Plasma-based Biopharmaceuticals in China

Taian City, Shandong Province, PRC – April 17, 2009 – China Biologic Products, Inc. (CBPO.OB) ("China Biologic" or the "Company"), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China ("PRC"), announced that it has completed the third installment payment towards the acquisition of a 90% equity interest in Chongqing Dalin Biologic Technologies Co., Ltd. ("Dalin") for a total consideration of RMB 194,400,000 (approximately $28.5 million), in accordance with the terms of an equity transfer agreement with the Dalin shareholders, and is now entitled to all the rights and privileges of a 90% shareholder in Dalin and in Dalin’s 54% majority-owned operating subsidiary, Qianfeng Biological Products Co., Ltd. ("Qianfeng"), one of the largest plasma-based biopharmaceutical companies in China, located in Guiyang, Guizhou Province.

This installment represents the Company’s payment of an aggregate 90% of the total purchase price, and according to the equity transfer agreement, as amended, Logic Holding (Hong Kong) Limited ("Logic Holding"), the Company’s wholly-owned subsidiary, is now entitled to all the rights and privileges of a 90% shareholder in Dalin, including the right to receive its pro rata share of 54% of the profits generated by Qianfeng, as of January 1, 2009, subject to a possible dilution to as low as 41.3%, if a dissenting Qianfeng shareholder prevails in a pre-existing suit to obtain additional equity interests in Qianfeng.

On March 26, 2009, Dalin received a certificate of approval from the municipal government in Chongqing for the establishment of a Taiwan, Hong Kong, Macao and Overseas Chinese invested enterprise in China, which allows Dalin to operate as a Sino-foreign joint venture; and on April 10, 2009, Dalin, as a Sino-foreign joint venture, received business licenses from the Chongqing City Administration for Industry and Commerce ("AIC"), to operate for 30 years.

Expected benefits of the acquisition include:

  Increased plasma collection to almost double current levels and significant increase in production capacity

  Significant increase in commercial scale and expansion into Guizhou Province

  Opportunity for synergies through leveraging China Biologic’s existing sales and administrative infrastructure, as well as consolidating research and development efforts

  Opportunity to increase prices for Qianfeng’s product line through China Biologic’s strong brand name and higher value product positioning

  Use of Qianfeng’s technological know-how to achieve higher yields per unit of plasma input and raise overall efficiencies

"We are extremely pleased to have finalized this transaction that has transformed our company into the largest non-state-owned producer of plasma-based biopharmaceutical products in China," said Mr. Chao Ming Zhao, CEO of China Biologic Products. "Based on our analysis of data published by the PRC National Institute for the Control of Pharmaceutical and Biological Products (NICPBP), we now have more plasma collection stations, collect a higher volume of plasma, and produce more plasma-based products than any other non-state-owned biopharmaceutical company in China. We believe that our increased access to a greater supply of plasma will provide us with a significant competitive advantage, especially in light of the limited supply of plasma sources in China."

Qianfeng is one of the largest plasma-based biopharmaceutical companies in China and the only operating manufacturer in Guizhou Province. With a population of 39 million, Guizhou Province has historically produced the highest volumes of plasma collection in China, due to a higher proportion of its population willing to engage in the collection process. Guizhou Province has a total of 19 plasma collection stations in operation, collecting approximately 1200 tons of plasma supply every year. Qianfeng owns 7 of these plasma collection stations, of which 6 are currently in operation and collecting approximately 250 tons of plasma supply per year, with annual production capacity of 400 tons. The Company plans to re-open the 7th plasma collection station before the end of this year. The Company also plans to introduce the use of more advanced collection techniques at these stations, thereby improving yields and generating additional plasma supply.

Qianfeng is in compliance with Good Manufacturing Practices standards, and has been approved by the PRC’s State Food and Drug Administration to produce six types of plasma-based products including Human Albumin, Human Immunoglobulin, Human Intravenous Immunoglobulin, Human Hepatitis B Immunoglobulin, Human Tetanus Immunoglobulin and Human Rabies Immune Globulin. Based on management’s analysis of NICPBP data, during 2008 Qianfeng held approximately 7.4% market share in China, as compared to the Company’s 6.9%, which would result in a combined market share of approximately 14.3%, and the top 6 largest plasma-based biopharmaceutical companies in China, including Qianfeng and the Company, had a total market share of approximately 47.8%.

"We have already begun the process of integrating our Huitian and Dalin acquisitions and we see significant opportunities for synergies and economies of scale," Mr. Zhao further commented. "Moreover, we were pleased to have structured these transactions to be the most accretive to our shareholders."

The Company is obligated to pay the remaining 10% of the total purchase price, on or before April 9, 2010, one year from the date on which the local AIC approved the registration of the equity transfer.

About China Biologic Products, Inc.

Through its indirect majority-owned subsidiary, Shandong Taibang Biological Products Co. Ltd., China Biologic Products, Inc. (the "Company"), is principally engaged in the research, development, production, manufacturing and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. The Company’s human albumin products are mainly used to increase blood volume and its immunoglobulin products are used for the treatment and prevention of diseases.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the impact of the acquisition of Chongqing Dalin Biologic Technologies Co., Ltd. on the Company’s production output and on its ability to compete with other plasma-based biopharmaceutical companies in China; the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; statements about the Company’s future revenues and earnings; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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